Exhibit 99.1

Investor Relations Contact:	Media Contact:
Emily Pietrzak	Teresa Stubbs
MedAvant Healthcare Solutions	MedAvant Healthcare Solutions
925-765-4410	812-206-4332
epietrzak@medavanthealth.com	tstubbs@medavanthealth.com
MEDAVANT ANNOUNCES FOURTH QUARTER 2005 EARNINGS AND
CONFERENCE CALL ON MARCH 15
ATLANTA, GA.—(BUSINESS WIRE)—March 15, 2006— MedAvant Healthcare Solutions (MedAvant) (NASDAQ: PILL), a leader in healthcare technology and transaction services, today announced results for the fourth quarter 2005 with a loss per share of ($.14), and fiscal year ended December 31, 2005 with a loss per share of ($8.29). In conjunction with the earnings release Chief Executive Officer John Lettko and Chief Financial Officer Doug O’Dowd will host a conference call today from 4:00 p.m. to 5:00 p.m. ET to discuss these results, overall performance in 2005, and current market and business trends.
“We made considerable progress in the fourth quarter and our financials are beginning to show sustained cost savings as the business is starting to recover on the revenue side,” said John Lettko, CEO. “Although we’re just beginning to see the results of our efforts, we expect the momentum to continue through 2006 as we execute on the initiatives we believe will drive MedAvant’s growth.”
CFO Doug O’Dowd added, “We are pleased to see the financials beginning to respond to the restructuring we completed late in the third quarter 2005. Net revenues decreased 4.3% between the first and second quarters 2005 and decreased 14.5% between the second and third quarter 2005. The decrease between the third and fourth quarter 2005 was only 2.9%. Revenue per day stabilized during the fourth quarter and started to modestly improve from $268,000 per day in October 2005 to $286,000 per day in December 2005.”
Other Fourth Quarter and YE 2005 Highlights
•	Net revenues decreased from approximately $90.2 million in 2004 to approximately $77.5 million in 2005 as we exited business where we had unacceptable returns and experienced a drop in revenue from several large payers.

•	Gross profit increased from 63.2% in the fourth quarter 2004 to 65.5% in the fourth quarter 2005.

•	MedAvant reduced headcount as part of its restructuring from approximately 500 employees in January 2005 to 388 employees in December 2005. This resulted in a decrease in payroll and related costs per day of 21% from approximately $142,000 in January 2005 to approximately $115,000 in December 2005.

•	SG&A expenses dropped from approximately $12.6 million in the fourth quarter 2004 and first quarter 2005, to $10.8 million in the fourth quarter 2005, a decrease of 14%.
Mr. Lettko concluded, “Looking ahead, we are encouraged by the recent activity in the PPO space and the market trends we’re seeing in transaction services. We believe these moves complement the strategy we’ve put in place to leverage our considerable clinical presence, proprietary processing technology and connections to hundreds of thousands of providers and payers to play a larger role in the real-time exchange of healthcare transactions and information. In the meantime, we remain focused on driving value through improved processes, high quality and deployment of our unmatched technology.”
Fourth Quarter 2005 Conference Call
MedAvant will host a conference call today, on March 15 from 4:00 p.m. to 5:00 p.m. ET. To join this teleconference in the US or Canada, please dial 866-600-0804. Please initiate the call a few minutes before 4:00 to assure you are in the queue as the conference begins. The call will be simultaneously broadcast over the Internet through CCBN and is accessible by logging on to www.medavanthealth.com. Web participants are encouraged to go to the website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.
A Web replay of the teleconference will also be available after 7:00 p.m. Eastern Time on March 15 in the Investor Relations section of http://www.medavanthealth.com.
About MedAvant Healthcare Solutions
MedAvant, a leader in healthcare technology services, provides healthcare transaction processing, medical cost containment services, business process outsourcing solutions and related value-added products to physicians, payers, pharmacies, medical laboratories, and other healthcare suppliers. To facilitate these services, MedAvant operates Phoenix™, a highly scalable and secure national information platform, which supports real-time direct connectivity and transaction processing between healthcare clients. For more information about MedAvant, please visit the company’s website at http://www.medavanthealth.com. MedAvant is a trade name of ProxyMed, Inc.
Forward Looking Statement
Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,”

“potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. Actual results could differ materially from projected results because of factors such as: the soundness of our business strategies relative to the perceived market opportunities; MedAvant’s ability to successfully develop, market, sell, cross-sell, install and upgrade its clinical and financial transaction services and applications to current and new physicians, payers, medical laboratories and pharmacies; the ability to compete effectively on price and support services; MedAvant’s ability and that of its business associates to perform satisfactorily under the terms of its contractual obligations, and to comply with various government rules regarding healthcare and patient privacy; entry into markets with vigorous competition, market acceptance of existing products and services, changes in licensing programs, product price discounts, delays in product development and related product release schedules, any of which may cause revenues and income to fall short of anticipated levels; the availability of competitive products or services; the continued ability to protect the company’s intellectual property rights, implementation of operating cost structures that align with revenue growth; uninsured losses; adverse results in legal disputes resulting in liabilities; unanticipated tax liabilities; the effects of a natural disaster or other catastrophic event beyond our control that results in the destruction or disruption of any of our critical business or information technology systems. Any of these factors could cause the actual results to differ materially from the guidance given at this time. For further cautions about the risks of investing in MedAvant, we refer you to the documents MedAvant files from time to time with the Securities and Exchange Commission, particularly the Company’s Form 10-K for the year ended December 31, 2005.
MedAvant does not assume any obligation to update information contained in this document. Although this release may remain available on the Company’s website or elsewhere, its continued availability does not indicate that the Company is reaffirming or confirming any of the information contained herein.
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